SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
www.scppool.com

SCP POOL CLOSES $90 MILLION RECEIVABLES FINANCING FACILITY

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COVINGTON, La. (March 31, 2003) — SCP Pool Corporation (Nasdaq/NM:POOL, “SCP”) announced the closing of a new receivables financing facility (“Facility”) with Bank One, NA with a seasonal peak borrowing capacity of $90 million. This Facility complements the revolving credit facility SCP closed in November 2001 and amended in 2002, with commitments of $150 million.

“This facility provides SCP increased flexibility to pursue growth opportunities and demonstrates Bank One’s confidence in the swimming pool industry,” said Manuel Perez de la Mesa, President and CEO.

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. Through 191 service centers in the United States and Europe, the Company distributes more than 60,000 national brand and private label products to over 45,000 customers.